EXHIBIT 99.1

For Immediate Release

Caliper Completes Strategic Sale of Small Animal Services Subsidiary to Taconic

- Forms Partnership to Expand Customer Access to Light Producing Animal Models -

HOPKINTON, Mass., December 14, 2009 — Caliper Life Sciences, Inc. (NASDAQ: CALP), a leading provider of tools and services for drug discovery and life sciences research, today announced that it has completed the sale of Xenogen Biosciences Corporation (“XenBio”), a subsidiary which provides in-vivo pre-clinical CRO services, to Taconic Farms, Inc. for approximately $11 million.  XenBio was acquired by Caliper as part of Caliper’s acquisition of Xenogen Corporation in 2006.  Caliper will host a conference call to discuss the transaction today, Monday, December 14, at 1:00 pm EST.

The transaction strengthens Caliper’s IVIS® imaging tools business, representing another step in Caliper’s continuing strategy to divest non-core assets in order to further enhance its focus on its core products, applications and services strengths.  Approximately 90% of XenBio’s business relates to animal production and phenotyping services which are not essential to growing Caliper’s core IVIS instrumentation business.  The sale of XenBio to Taconic significantly improves Caliper’s current cash position, and is expected to have minimal impact on Caliper’s bottom-line performance and cash flows in 2010.

Taconic’s expertise as one of the largest rodent providers in the world is expected to enhance the supply and availability of Caliper’s Light Producing Transgenic Animal (LPTA®) models for Caliper’s IVIS customers.  Concurrent with the sale of XenBio, Caliper and Taconic have entered into strategic partnership and licensing agreements under which Taconic will become the distributor of Caliper’s LPTA models  and will obtain non-exclusive rights to perform imaging services under Caliper’s extensive patent estate in this field.  The LPTA mouse strains to be distributed by Taconic were developed by Caliper for use with its IVIS instruments to determine the safety and efficacy of drug candidates.   In addition, Taconic will be able to create new mouse models for in vivo imaging applications for use by customers in IVIS instruments, which is expected to stimulate further demand in the fast-growing field of optical imaging.

“We are pleased to complete the strategic sale of XenBio and form a partnership to expand customer access to LPTA models which are important tools for our imaging customers,” commented Kevin Hrusovsky, president and CEO of Caliper.  “This sale further improves our balance sheet and will enable us to drive greater investment in our IVIS imaging business.  At the same time, through the remainder of our CDAS (formerly NovaScreen) business unit, we are able to consolidate our strategic pre-clinical CRO services in a single location and maintain our ability to offer services that are supportive of Caliper’s core technologies,” added Hrusovsky.

The total sale price for XenBio was approximately $11 million in cash, of which 10% will be held in escrow for potential indemnification claims until April 30, 2011. After the escrow and estimated transaction costs, Caliper expects to receive cash of approximately $9 million in the fourth quarter.  In addition, Caliper will be eligible to receive future payments in connection with the distribution and supply agreement for Caliper’s LPTA mouse models, and under the imaging services license agreement, each executed by Caliper and Taconic at the same time as the XenBio stock purchase agreement.  BroadOak Partners acted as financial adviser to Caliper in connection with the transaction.

As a result of the transaction, Caliper updated its guidance for expected revenue for the fourth quarter of 2009 to a range of $33.0 to $35.0 million.

Caliper will host a conference call to discuss the transaction today, Monday, December 14, at 1:00 pm EST.  To participate in the call, please dial 888.679.8033 five to ten minutes prior to the call and use the participant passcode of 35509079.  International callers can access the call by dialing 617.213.4846 and using the same passcode.

A webcast will be available at http://www.fulldisclosure.com.

Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a recording of the proceeding from December 14 to December 21, dial 888.286.8010 and use the participant passcode of 82015824. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode. You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHGG4LV8P.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

Caliper, IVIS and LPTA are registered trademarks of Caliper Life Sciences, Inc.

The statements in this press release regarding future events, including statements regarding Caliper’s expectations regarding the net proceeds of the XenBio sale, Caliper’s expectation that the sale of XenBio to Taconic is expected to have minimal impact on Caliper’s bottom-line performance and operating cash flows in 2010, and Caliper’s fourth quarter revenue guidance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2008. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release.

Investor Contact:

Peter F. McAree

Caliper Life Sciences

508.497.2215

Media Contact:

Melissa Bruno/Kristin Villiotte

Schwartz Communications

781.684.0770

caliper@schwartz-pr.com

###